NESTOR, INC.
                         400 Massasoit Avenue; Suite 200
                            East Providence, RI 02914
                                 (401) 434-5522

                                                                   May 30, 2003


To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of Nestor, Inc. (the "Company") to be held at the Squantum Association, located at 947 Veterans Memorial Parkway, East Providence, Rhode Island 02915, on June 26, 2003, at 1:30 p.m., local time. The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be acted upon at the annual meeting.

A proxy card is also enclosed. Whether or not you plan to attend the annual meeting, it is important that your shares be represented and voted at the annual meeting. Accordingly, after reading the enclosed proxy statement, you are urged to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States. If you attend the annual meeting, you may then revoke your proxy by voting in person.

We look forward to greeting personally as many of our stockholders as possible at the annual meeting.

Sincerely yours,



/s/ William B. Danzell
----------------------------
William B. Danzell
Chief Executive Officer

--------------------------------------------------------------------------------
Directions to:
Squantum Association                                 Function Room:  Bakehouse
947 Veterans Memorial Parkway
East Providence, RI  (401) 434-8377

From Points South (New York):     Interstate 95 North
From Points North (Boston):       Interstate 95 South
------------------------------------------------------
Exit 20 in RI (195 East/Cape Cod) From 195 East, take Exit 4 (Taunton/Riverside Exit in East Providence). Bear to the right and continue 2.25 miles down Veterans Memorial Parkway. The Squantum Association Club is located on the right hand side. On entering the driveway, go past parking lots B and C (Bradley
Hospital). The roadway narrows and is downhill. You may park in the lot just outside the Squantum complex. The Bakehouse is the building next to the beige stucco office building.

From Points East (Cape Cod)
---------------------------
From 195 West, take Exit 6 (Broadway Exit in East Providence.) Turn left onto Broadway and follow it until it ends. Turn left onto Veterans Memorial Parkway. The Squantum Association Club is approximately .6 of a mile on the right hand side. On entering the driveway, go past parking lots B and C (Bradley Hospital). The roadway narrows and is downhill. You may park in the lot just outside the Squantum complex. The Bakehouse is the building next to the beige stucco office building.

                                  NESTOR, INC.
                         400 Massasoit Avenue; Suite 200
                       East Providence, Rhode Island 02914
                                 (401) 434-5522

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on June 26, 2003
                           ---------------------------


To the Stockholders of Nestor, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Nestor, Inc., a Delaware corporation (the "Company"), will be held at the Squantum Association, located at 947 Veterans Memorial Parkway, East Providence, Rhode Island 02915, on June 26, 2003, at 1:30 p.m. local time, to act upon the following:

     1. To consider and vote upon the election of five directors, each to hold office until the next annual meeting and until their successors are elected and qualified;

     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on May 15, 2003, will be entitled to vote at the meeting.

By Order of the Board of Directors,


/s/ Herbert S. Meeker
-----------------------------
Herbert S. Meeker, Secretary

East Providence, Rhode Island
May 30, 2003






IMPORTANT: THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK AND SERIES B CONVERTIBLE PREFERRED STOCK, VOTING AS A GROUP, MUST BE REPRESENTED AT THE ANNUAL MEETING IN PERSON OR BY PROXY IN ORDER TO HAVE A QUORUM. THEREFORE, WE URGE YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY THEN REVOKE YOUR PROXY BY VOTING IN PERSON.

--------------------------------------------------------------------------------
                                PROXY STATEMENT
--------------------------------------------------------------------------------



                                  NESTOR, INC.
                         400 Massasoit Avenue; Suite 200
                       East Providence, Rhode Island 02914
                                 (401) 434-5522


--------------------------------------------------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 26, 2003
--------------------------------------------------------------------------------





This proxy statement is being furnished to holders of shares of (i) common stock, par value $.01 per share (the "Common Stock") and (ii) the Series B Convertible Preferred Stock, par value $1.00 per share (the "Convertible Preferred Stock"), of Nestor, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the annual meeting of stockholders to be held June 26, 2003, at 1:30 p.m. local time at the Squantum Association located at 947 Veterans Memorial Parkway, East Providence, Rhode Island 02915. This proxy statement and the enclosed form of proxy are first being mailed on or about May 30, 2003 to stockholders of the Company entitled to vote.


                                     PROXIES

The shares of Common Stock and Convertible Preferred Stock represented by each properly executed and dated proxy that is not revoked as set forth below will be voted at the annual meeting in accordance with the instructions given. If no instructions are given on the proxy, the proxy will be voted FOR each of the nominees for director listed herein, FOR the approval of the selection of independent auditors and, in the discretion of the proxy holders, on such other business as may properly come before the annual meeting or any adjournments or postponements thereof, as further described herein.


                             REVOCABILITY OF PROXIES

A proxy executed in the form enclosed may be revoked at any time prior to its exercise by notifying in writing the Secretary of the Company of such revocation at the Company's principal executive offices, by delivering a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

                         PERSONS MAKING THE SOLICITATION


The accompanying proxy is being solicited on behalf of the Company's Board of Directors. In addition to mailing the proxy materials, solicitation may be made in person or by telephone by directors, officers or regular employees of the Company, none of whom will receive additional compensation in connection with such solicitation. The expense of the solicitation of proxies for the annual meeting will be borne by the Company. The Company will request banks, brokers and other nominees to forward proxy materials to beneficial owners of the Common Stock and Convertible Preferred Stock held by them and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses in doing so.



                                VOTING SECURITIES

The Common Stock and the Convertible Preferred Stock are the only outstanding classes of securities of the Company entitled to vote at the meeting. Holders of record of the Common Stock and the Convertible Preferred Stock at the close of business on May 15, 2003, (the "Record Date") will be entitled to vote on the matters to be voted upon at the annual meeting. At the close of business on the Record Date, the Common Stock and Convertible Preferred Stock are entitled to vote as a group the equivalent of an aggregate of 13,961,238 shares of Common Stock on the basis of one vote per share of Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."


The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Common Stock and Convertible Preferred Stock voting as a group will constitute a quorum for the transaction of business at the annual meeting.



                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table, reflecting a 1-10 reverse split which was effective April 11, 2003, sets forth, as of May 15, 2003, the beneficial ownership of shares of the Common Stock and Convertible Preferred Stock of (i) any person who is known by the Company to own more than 5% of the voting securities of the Company, (ii) the Chief Executive Officer and each of the Company's other three most highly compensated executive officers whose salary and bonus exceed $100,000 for the calendar year ended December 31, 2002, (iii) each director (including nominees), and (iv) all directors and Executive Officers of the Company as a group. Except as otherwise herein indicated, the Company believes, based on information furnished by such owners, that the beneficial owners of shares of the Company's Common Stock and Convertible Preferred Stock described below have sole investment voting power with respect to such shares, subject to any applicable community property laws:

Name and address                     Amount and nature of
of beneficial owner                  beneficial ownership     Percent of class
-------------------                  --------------------     ----------------

Silver Star Partners I, LLC              9,063,382(1)               64.9
c/o William B. Danzell
Suite 300
The Professional Building
2 Corpus Christi
Hilton Head Island, SC 29938

Robert M. Krasne
c/o Silver Star Partners I, LLC                   (1)                 (1)
Suite 300
The Professional Building
2 Corpus Christi
Hilton Head Island, SC 29938

Stephen H. Marbut
c/o Silver Star Partners I, LLC                   (1)                 (1)
Suite 300
The Professional Building
2 Corpus Christi
Hilton Head Island, SC 29938

David N. Jordan  (Nominee)
c/o Silver Star Partners I, LLC                   (1)                 (1)
Suite 300
The Professional Building
2 Corpus Christi
Hilton Head Island, SC 29938

NTS Investors, LLC                         901,472(2)                6.3
c/o David Polak
NWQ Investment Manager
2049 Century Park East; 4th Floor
Los Angeles, CA  90067

Entities associated with
Wand Partners, Inc.                        679,909(3)                4.8
Bruce W. Schnitzer, Chairman
630 Fifth Avenue; Suite 2435
New York, NY  10111

J. Steven Emerson                          628,401(4)                4.5
c/o NTS Investors, LLC
2049 Century Park East
4th Floor
Los Angeles, CA  90067

Name and address                     Amount and nature of
of beneficial owner                  beneficial ownership     Percent of class
-------------------                  --------------------     ----------------
Alan M. Wiener, Trustee                    236,905(5)                1.7
Alan and Nancy Wiener Trust
5201 Amestoy Avenue
Encino, CA  91316

Douglas L. Reilly                           58,966(6)                *
9 Island View Road
Narragansett, RI   02882

Nigel P. Hebborn                            22,848(6)                *
84 Coolridge Road
Greenville, RI  02828

C. Ross McKenrick                            1,400(6)                *
32 Walker Street
Seekonk, MA 02771

All executive officers                  11,593,283(7)               79.7
and directors as a group
(11 persons)

--------------------------------------------------
*Less than 1%.

(1) William B. Danzell has an 11.9% ownership interest in, and is the Managing Director of, Silver Star Partners I, LLC and as such shares with Silver Star Partners I, LLC the power to vote and dispose of the shares held by it. This number represents (i) 8,913,557 shares of Common Stock held by Silver Star Partners I, LLC; (ii) 143,625 shares of Common Stock owned through investment management accounts that Mr. Danzell has power of attorney over and (iii) 6,200 shares of Common Stock held by William B. Danzell, having the sole power to vote and dispose of such shares. As of the first closing of the financing transaction, Mr. Danzell, along with Robert M. Krasne and Stephen H. Marbut, were appointed to serve as directors of the Company. Messrs. Krasne and Marbut do not individually own shares of Company Common Stock; however, Mr. Marbut has a 1.16% ownership interest in Silver Star Partners I, LLC and Mr. Krasne has a 0.58% ownership interest in Silver Star Partners I, LLC. David N. Jordan, who has been nominated to serve as a director of the Company, is the president of L-J Inc., which has a 23.13% ownership interest in Silver Star Partners I, LLC.

(2) David A. Polak, a director of the Company, is the Managing Member of NTS Investors, LLC and as such shares with NTS Investors, LLC the power to vote and dispose of the shares held by it. This number represents an option to purchase 100,000 shares of Common Stock at an exercise price of $12.80 per share until September 12, 2004 and the right to purchase up to 173,071 shares of Common Stock subject first to the exercise of existing warrants held primarily by Wand Partners (See below), and exercisable at the corresponding exercise prices of from $.485 to $6.00 per share. David Polak holds 628,401 shares of Common Stock directly, which are included.

     On October 9, 2002 NTS Investors, LLC made a distribution to its members of the following shares of the Company's Common Stock held by NTS Investors,
     LLC: (i) 628,401 shares of Common Stock to Polak Investors, LLC; (ii) 628,401shares of Common Stock to J. Steven Emerson Roth IRA; (iii) 52,367 shares of Common Stock to Jerry Friedman; (iv) 104,734 shares of Common Stock to Edward C Friedel Jr. and Patricia Eder-Friedel, Trustees of the Friedel Family Trust #B; (v) 52,367 shares of Common Stock to Mary-Gene Slaven, Trustee of the Mary-Gene Slaven Living Trust UTD 3/23/94; (vi) 52,367 shares of Common Stock to Jon Bosse & Lili Bosse, JTWROS; (vii) 52,367 shares of Common Stock to Michael C. Mendez, Trustee of the Michael
     C. & Cheryl L. Mendez Family Trust dtd 12/14/92; and (viii) 104,734 shares of Common Stock to Mitchell Equity Investments.

(3) The "entities associated with Wand Partners Inc." are: Wand (Nestor) Inc.,Wand/Nestor Investments L. P., Wand/Nestor Investments II L. P., Wand/Nestor Investments III L.P., Wand Partners Inc. and Wand Partners L.P. Bruce W. Schnitzer, a director of the Company, is the Chairman and owns 66% of the outstanding common stock of Wand (Nestor) Inc., a Delaware corporation, which, as a general partner, controls Wand/Nestor Investments
     L. P., Wand/Nestor Investments II L. P. and Wand/Nestor Investments III L.P., Delaware limited partnerships, which hold an aggregate of 444,686 shares of Common Stock, and Common Stock Purchase Warrants to acquire 234,904 shares of Common Stock of the Company at prices from $.485 to $2.72. Bruce W. Schnitzer disclaims beneficial ownership of these securities except to the extent of his "pecuniary interest," as such term is defined in Rule 16a-1 of the Securities Exchange Act, therein as owner of a 10.7103% limited partnership interest in Wand/Nestor Investments L.P. and as the owner of 66% of Wand (Nestor) Inc.'s 1% general partnership interest in Wand/Nestor Investments L. P. Common Stock totaling 30,587 shares is held by holders subject to the Bank Holding Company Act of 1958, as amended, and have no voting rights.

     Bruce W. Schnitzer holds 319 vested stock options directly, which are included, and is the Chairman and owns 66% of the outstanding common stock of Wand Partners Inc., a Delaware corporation, which, as general partner controls Wand Partners L.P., a Delaware limited partnership, which has been granted by the Company a Common Stock Fee Purchase Warrant to acquire 20,750 shares of Common Stock of the Company exercisable until August 1, 2004 at a price of $5.10 per share (reduced to $2.156 per share as the result of the sale of shares of Common Stock to Silver Star Partners I,
     LLC). Bruce W. Schnitzer disclaims beneficial ownership of this Warrant except to the extent of his "pecuniary interest," as defined in Rule 16a-1, therein, as the indirect owner of a 33% partnership interest in Wand Partners L.P.

     Each of the entities controlled by Wand (Nestor) Inc. and Wand Partners Inc. have sole power to vote and dispose of the shares held by them but may be deemed to share the power to vote and dispose of the shares held by the entity that controls it. By virtue of his ownership interest in Wand (Nestor) Inc. and Wand Partners Inc., Mr. Schnitzer may be deemed to share the power to vote and dispose of the shares held by each of the entities controlled by Wand (Nestor) Inc. and Wand Partners Inc.

(4) Mr. Emerson is a director of the Company and a member of NTS Investors, LLC.

(5) Alan M. Wiener is a director and Chairman of the Board of Directors of the Company. He is also the Trustee of the Alan and Nancy Wiener Trust. This number of shares includes 21,997 vested incentive options, which Mr. Wiener owns directly.

(6) Includes 32,116, 22,148 and 1,400 shares of Common Stock, which Messrs. Reilly, Hebborn and McKenrick, respectively, may acquire on a fully vested basis upon the exercise of options granted under the Company's Incentive Stock Option Plan. Mr. Hebborn is a corporate officer and director of the Company and McKenrick is an officer of the Company's subsidiary. Mr. Reilly's employment with the Company terminated on April 10, 2003 and he resigned as a director on April 9, 2003.

(7) This number includes: (i) 585,955 vested options and warrants owned or controlled by officers and directors of the Company, including 234,904 warrants controlled by Wand partnerships and 273,071 options and rights controlled by NTS Investors, LLC; and (ii) all other shares beneficially owned by the current directors and executive officers of the Company.

                              ELECTION OF DIRECTORS

At the annual meeting, five directors will be elected to hold office until their successors have been duly elected and qualified as provided in the Company's Certificate of Incorporation and By-Laws. On May 6, 2003, the Board of Directors amended the Company's By-Laws to fix the number of directors at five (5). Previously it has been nine (9). The following persons have consented to be nominated and, if elected, to serve as directors of the Company: WILLIAM B. DANZELL, DAVID N. JORDAN, ROBERT M. KRASNE, STEPHEN H. MARBUT, AND DAVID A. POLAK. None of the nominees is related by blood, marriage or adoption to any other director, executive officer or nominee.

Directors and Executive Officers
--------------------------------
The following table sets forth information, regarding the directors, nominees and executive officers of the Company:

                              Director/             Capacities
                              Officer               in which
        Name            Age    Since                 Served
--------------------    ---   --------  ---------------------------------------

William B. Danzell      49     2003     Director* and Chief Executive Officer

David N. Jordan         60      N/A     Director*

Robert M. Krasne        47     2003     Director*

Stephen H. Marbut       51     2003     Director*

David A. Polak          64     2001     Director*

Nigel P. Hebborn        44     1996     President and CFO of Nestor, Inc. and
                                        CEO of Nestor Traffic Systems, Inc.

C. Ross McKenrick       46     2001     Vice President - Engineering
                                          Nestor Traffic Systems, Inc.

Herbert S. Meeker       77     1983     Secretary

-----------------------------------------------
*Nominee

Directors of the Company
------------------------
WILLIAM B. DANZELL is Founder and President of Danzell Investment Management, Ltd., a private investment management company founded in 1995 to provide advisory services to high net worth individuals and consulting services to restructuring corporations. Mr. Danzell is also Chairman of Lama, Inc., a privately held holding company and parent corporation to Silver Star Trailers, LLC. Mr. Danzell joined Prudential Securities in 1983 and held the title of Senior Vice President-Portfolio manager until 1995, and was employed by Merrill Lynch from 1981 through 1983. Prior to 1981, Mr. Danzell's primary activity was financial and managerial reorganizations of privately held corporations. Mr. Danzell received his Economics degree from Colgate University (Hamilton, NY) in 1977.

DAVID N. JORDAN is President of L-J Inc., a general contracting firm headquartered in Columbia, South Carolina. Mr. Jordan began working for the L-J Inc. in 1966 as a Field Supervisor and became President of the company in 1973. Mr. Jordan holds a B.S. degree in Marketing from the University of South Carolina.

ROBERT M. KRASNE is principal in The Krasne Group, Inc., a strategic business-consulting firm established in 2002. Previously, Mr. Krasne served as a partner in the Washington, D.C. law firm of Williams & Connolly, L.L.P. Mr. Krasne is presently counsel to the firm (neither Mr. Krasne nor Williams & Connolly, L.L.P. provide legal services to the Company). Mr. Krasne joined Williams & Connolly in 1986 from the Office of the Comptroller of the Currency, a bureau of the U.S. Department of the Treasury. Mr. Krasne is also currently an Adjunct Professorial Lecturer at the McDonough School of Business at Georgetown University, where he presents a class on corporate governance to MBA candidates. Mr. Krasne is a graduate of Georgetown University and Georgetown University Law Center.

STEPHEN H. MARBUT is the President and Chief Executive Officer of Lummus Corporation, the world leader in the design, manufacture and sale of cotton ginning and man made fiber processing equipment. Prior to joining Lummus, Mr. Marbut spent 24 years with General Electric Corporation where he held various positions including President and Representative Director of Hitachi GE Lighting; Vice President and Director Logistics of GE Lighting Europe; General Manager Distribution Services, Manager Sourcing Operations, General Manager Specialty Products Management and Manager Consumer Incandescent Product Management of GE Lighting. Mr. Marbut received a Bachelor of Science in Electrical Engineering from North Carolina State University.

DAVID A. POLAK is the founder and Chairman of NWQ Investment Management Company, a Los Angeles based investment management firm. Mr. Polak holds a B.S. degree from M.I.T and an M.B.A from U.C.L.A. Mr. Polak is the Managing Director of NTS Investors, LLC.


Officers of the Company
-----------------------
NIGEL P. HEBBORN, President and Chief Financial Officer of Nestor, Inc., joined the Company in October 1996. He is responsible for the Company's financial and corporate development activities, including working with the Company's management in the development and roll-out of commercial applications. He was most recently President of Wolffish Consulting Services, Inc., a consulting and background reporting firm. Prior to forming Wolffish Consulting Services, Inc., Mr. Hebborn served as Vice President Finance of Nova American Group, Inc., in Buffalo, New York and as President of various subsidiaries of this insurance and banking holding company. Earlier in his career, Mr. Hebborn, a CPA, was employed by Price Waterhouse.

C. ROSS MCKENRICK, Vice President of Engineering, joined Nestor Traffic Systems in 2001. Prior to joining the Company, Mr. McKenrick was at IBM for twelve years, where he served in multiple roles, including systems integration project management in IBM Global Services and architecture and strategy management in the IBM Software Group. After IBM, Mr. McKenrick served as a product deployment project manager for eBT, a Providence, RI, based firm that developed web content management and workflow software for large enterprises. Mr. McKenrick is a certified project manager (IBM Certified Professional, 1993, and PMI Project Management Professional, 2001), and has been a member of the Project Management Institute since 1993 and the Worldwide Institute of Software Architects since 1999. Mr. McKenrick attended Brown University in Providence, RI, with a concentration in Computer Science.

HERBERT S. MEEKER is an attorney in the law firm of Brown Raysman Millstein Felder & Steiner LLP, which acts as general counsel to the Company. Mr. Meeker was a general partner of Nestor Associates from its inception until May 1983, when the Company succeeded to the business of Nestor Associates. He has also served as a director and Secretary of the Company and Nestor Traffic Systems since the date of their respective incorporation. Mr. Meeker is currently the Secretary of the Company.

Committees and Meetings of the Board of Directors
-------------------------------------------------
The Company's Board of Directors held fourteen meetings during the year ended December 31, 2002. The incumbent directors attended all of these meetings. In 2002, the Directors did not receive fees for attending meetings of the Board. At a Board meeting on May 6, 2003 and upon recommendation of the Compensation Committee, the Board authorized compensation to non-employee board members of $5,000 per year, payable quarterly effective April 1, 2003, and 20,000 qualified stock options (post-split).

The Company has an Audit and Finance Committee. This Committee generally selects and reviews recommendations made by the Company's independent public accountants. The Audit and Finance Committee, consisted of Alan M. Wiener, Alvin
J. Siteman and J. Steven Emerson met twice during the year ended December 31, 2002. The Audit and Finance Committee, consisting of Alan M. Wiener and Robert
M. Krasne effective January 2003, met once in early 2003.

The Company also had a Management Compensation Committee, which consisted of Bruce W. Schnitzer, Alan M. Wiener and Charles Elbaum, but was changed effective January 2003 and currently its members are Robert M. Krasne, Stephen H. Marbut, and Alan M. Wiener. The Committee meets periodically to review and consider compensation matters relating to employees of the Company.

Audit and Finance Committee Report
----------------------------------
The Audit and Finance Committee of the board of directors of the Company serves as the representative of the board of directors for general oversight of the Company's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Audit Committee has responsibility for consulting with the Company's officers regarding the appointment of independent public accountants as auditors, discussing the scope of the auditor's examination and reviewing annual financial statements. The responsibilities of the Audit and Finance Committee are set forth in the charter of the Audit Committee adopted by the board of directors of the Company on September 12, 2001. The Company's management has primary responsibility for preparing its financial statements and financial reporting process. The Company's independent accountants for the fiscal year ended December 31, 2002, Carlin, Charron & Rosen LLP, were responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

In this context, the Audit and Finance Committee reported as follows:

1. The Audit and Finance Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2002 with the Company's management;

2. The Audit and Finance Committee has discussed with the independent auditors the matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees), as amended; and

3. The Audit and Finance Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors the independent auditors' independence from management and the Company including matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

The undersigned members of the Audit Committee for the fiscal year ended December 31, 2002 submitted this Report to the board of directors:

THE AUDIT AND FINANCE COMMITTEE FOR THE
FISCAL YEAR ENDED DECEMBER 31, 2002:
                  Alan M. Wiener, Chairman
                  Stephen H. Marbut


Fees Paid to Independent Auditors
---------------------------------
The following table presents fees for professional audit services rendered by Carlin, Charron & Rosen, LLP ("CCR") for the audit of the Company's annual financial statements for 2002, and fees billed for other services rendered by the Company's predecessor auditors, Ernst & Young LLP, during 2002.

  Audit fees, including out-of-pocket expenses, paid to CCR      $    53,400
                                                                 ===========
  Financial information systems design and implementation        $         0
                                                                 ===========
  All other fees, including out-of-pocket expenses:
        Audit related fees (1)                                        36,825
        Other non-audit services (2)                                  15,362
                                                                 -----------
  Total all other fees paid to Ernst & Young                     $    52,187
                                                                 ===========
---------------------
(1) Audit related fees consisted principally of Form 10-Q and Information Statement consultation and review.

(2)  Other non-audit fees consisted of tax compliance.

The Audit and Finance Committee has considered whether the provision of the non-audit services to the Company described above is compatible with maintaining the Company's auditor's independence.


Management Compensation Committee Report
----------------------------------------
OVERALL POLICY. The Company's executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, the Company has developed a compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy and to provide a compensation package that recognizes individual contributions as well as overall business results.

The Management Compensation Committee determines the compensation of the Company's executive officers and other key employees and sets the policies for and reviews the compensation awarded to other executive officers.

The key elements of the Company's executive compensation program consist of base salary, annual bonus and stock options. The Management Compensation Committee's policies with respect to each of these elements are discussed below. Although the elements of compensation described below are considered separately, the Management Compensation Committee generally takes into account the full compensation package afforded to the executive.

BASE SALARIES. The base salary for an executive officer is initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

Annual salary adjustments are exclusive of those which have been determined pursuant to employment agreements, if any, and are determined by (i) evaluating the Company's performance and (ii) the performance of each executive, including any new responsibilities assumed by such person. In the case of executive officers with responsibility for a particular business division, such division's financial results also are considered. In evaluating the Company's performance, the Management Compensation Committee, where appropriate, also considers non-financial indicia, including, but not limited to, increased market share, efficiency gains, improvements in quality and improvements in relations with customers, suppliers and employees.

No annual bonuses were paid to executives in the past three fiscal years. Mr. Ghosh, President of the NestorCommerce Division, received performance based incentives based upon revenues and net profits realized by the NestorCommerce division in the amount of $36,977 and $53,480 in fiscal 2001 and 2000, respectively. Mr. Ghosh was employed by Retail Decisions, Inc., a reseller of the Company's PRISM product, in May 2001.

STOCK OPTIONS. Stock option grants are recommended by management and approved by the board. Executive stock option grants are recommended and approved by the board.

CONCLUSION. As is indicated by the programs described above, a significant portion of the Company's executive compensation is linked directly to individual and corporate performance. The Management Compensation Committee intends to continue its practice of linking executive compensation to corporate performance and stockholders returns, recognizing that the cyclical nature of the Company's business may, from time to time, result in a temporary imbalance over a particular period.

THE MANAGEMENT COMPENSATION COMMITTEE:
        Alan M. Wiener, Chairman
        Robert M. Krasne
        Stephen H. Marbut

Comparative Performance of Nestor
---------------------------------
The Company is required to present a chart comparing the cumulative total shareholder return on its Common Stock over a five-year period with the cumulative total shareholder return of (i) a broad equity market index, and (ii) a published industry index or peer group.


                Comparison of Five-Year Cumulative Total Returns
                              Performance Graph for
                                  Nestor, Inc.
                 Produced 2/5/2003 including data to 12/31/2002




              [OBJECT OMITTED: THE PRINTED GRAPH IS INCLUDED IN THE
                    PROXY STATEMENT MAILED TO SHAREHOLDERS.]

Compensation of Executive Officers
----------------------------------
The following table sets forth information for the calendar years ended December 31, 2002, 2001 and 2000 compensation paid by the Company to the chief executive officer and to each of the officers of the Company whose total annual salary and bonus exceed $100,000.


                                                                                             Long-Term Compensation Awards
                                                                                           ---------------------------------
                                                                                  Restricted
Name and Principal Position  Calendar                             Other Annual      Stock        Options/                  All Other
---------------------------  ---------                            -------------     ------       --------                  ---------
                               Year     Salary ($)  Bonus ($)    Compensation (1)   Awards       SARs (2)     Payouts       Comp ($)
                               ----     ----------  ---------    ----------------   ------       --------     -------       --------
David Fox (3)                  2002      135,417        0             1,219            0               0         0           83,493
President and CEO until        2001      247,753        0             1,295            0         268,000         0                0
6/30/02                        2000      165,000        0               673            0         426,623         0                0

Nigel P. Hebborn (4)           2002      160,500        0               102            0          60,000         0                0
President, Chief Executive     2001      136,905        0                72            0          82,490         0                0
Officer (as of 7/1/02) and     2000      110,000        0                72            0          60,000         0                0
Chief Financial Officer

Douglas Reilly (4)             2002      183,250        0               235            0          60,000         0                0
Executive Vice President       2001      149,111        0               153            0         125,000         0                0
and Chief Operating Officer    2000      120,417        0               128            0          45,827         0                0

C. Ross McKenrick (5)          2002      120,000        0                42            0          20,000         0                0
Vice President                 2001       55,000        0                42            0          20,000         0                0
Engineering

Michael T. Glier (6)           2002            0        0                 0            0               0         0          103,942
Senior Vice President -        2001      115,179        0               179            0          58,500         0                0
Operations                     2000      110,584        0               168            0          45,828         0                0





(1)  Payment of group term life insurance premiums.

(2) Includes converted number of options originally granted by Nestor Traffic Systems, Inc. of 40,000, 5,000 and 5,000 to Messrs. Fox, Reilly and Glier, respectively, in 2000 and 9,000 to Mr. Hebborn in 2001.

(3) Mr. Fox resigned from the Company on June 30, 2002 and has a two year severance agreement. All other compensation includes $57,291 of severance payments and $26,202 of unused vacation paid in 2002.

(4) The salaries of Messrs. Hebborn and Reilly each include $39,000 of voluntary deferred compensation earned in 2002, which was paid in January 2003. Mr. Reilly's employment terminated on April 10, 2003.

(5) Mr. McKenrick joined the Company in July 2001 and is Vice President, Engineering of Nestor Traffic Systems, Inc.

(6) Mr. Glier resigned from the Company and as Senior Vice President, Operations of Nestor Traffic Systems, Inc. on December 17, 2001. In 2002, he received $86,250 for nine months of severance and $17,692 as payment of unused vacation.

Options and Warrants
--------------------
The shareholders of the Company approved on May 6, 1997, and amended on September 12, 2001, the 1997 Stock Option Plan ("1997 Plan") of the Company authorizing the granting to employees, officers, directors, and others options to acquire up to a maximum of 5,000,000 shares (500,000 post-split shares) of Common Stock of the Company. The shares issued by the Company upon the exercise of the options granted under the 1997 Plan were registered on June 6, 1997 on Form S-8 (Registration No. 333-27271) under the Securities Act of 1933 as amended. During the year ended December 31, 2002, 376,000 options were granted under the 1997 Plan, 772,152 options were cancelled or expired under the 1997 and the previously adopted 1984 Plan and no options were exercised. There was an aggregate of 3,804,490 options outstanding on December 31, 2002 of which 2,809,795 were vested as of that date under the 1997 and 1984 Plans.



Option Grants in Year Ended December 31, 2002
---------------------------------------------
The following table sets forth summary information concerning individual grants of stock options made during the year ended December 31, 2002 to each of the executive officers named in the Summary Compensation Table. The Company granted all options at the market value on the date of grant as determined by the board of directors. Amounts reported in the "Potential Realizable Value Rates of Stock Price Appreciation for Options Terms" columns represent hypothetical amounts that may be realized on exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation of the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Company's Common Stock. The Company cannot assure that it can achieve the rates of appreciation assumed in this table or that the individuals in this table will receive the amounts reflected.




                               Individual Grants                                          Potential Realizable
                               -----------------                                          --------------------
                          Number of        % of Total                                    Value At Assumed Annual
                          ----------       -----------                                   -----------------------
                          Securities      Options/SARs                                    Rates of Stock Price        Grant Date
                          -----------     -------------                                   ---------------------       ----------
                          Underlying       Granted To      Exercise or                   Appreciation for Option     PresentValue
                          -----------      -----------     ------------                  ------------------------    ------------
                         Option/SARs      Employees in     Base Price      Expiration              Term                 ($) (1)
                         ------------     -------------    -----------     -----------             ----                 -------
Name                        Granted        Fiscal Year      ($/Share)        Date            5%($)      10%($)
----                        -------        -----------      ---------        ----            -----      ------
Nigel P. Hebborn             60,000           16.0%             .19         06/10/10        3,146        6,965           10,200

Douglas Reilly               60,000           16.0%             .19         06/10/10        3,146        6,965           10,200

C. Ross McKenrick            20,000            5.3%             .18         07/11/10          994        2,200            3,200


(1) Option values reflect Black-Scholes model output for options. The assumptions used in the model were expected volatility of 1.098, risk-free rate of return of 4.43%, dividend yield of 0%, and time to exercise of 8 years with the exception of Mr. McKenrick's option, which assumed a risk-free rate of 3.91%.

Aggregated  Option  Exercises  in Last  Fiscal Year and
Fiscal  Year-End  Option Values
-------------------------------------------------------
The following table presents the value of exercised and unexercised options held by the named executives at fiscal year-end:


                                                                        Number of Securities           Value of Unexercised
                                                                       Underlying Unexercised      In-the-Money Options/SARs at
                                                                       Options/SARs at Fiscal           Fiscal Year-End($)
                        Shares Acquired on                            Year-End Exercisable (E)/           Exercisable(E)/
Name                         Exercise          Value Realized ($)         Unexercisable (U)              Unexercisable (U)
----                         --------          ------------------         -----------------        ----------------------------

David Fox                       0                      0                       900,355 (E)                      0 (E) (U)

Nigel P. Hebborn                0                      0                       178,990 (E)                      0 (E)
                                                                               123,493 (U)                      0 (U)

Douglas Reilly                  0                      0                       296,573 (E)                      0 (E)
                                                                                90,911 (U)                      0 (U)

C. Ross McKenrick               0                      0                        14,000 (E)                      0 (E)
                                                                                26,000 (U)                      0 (U)

Michael T. Glier                0                      0                       215,984 (E)                      0 (E) (U)



Director Compensation
---------------------
Effective April 1, 2003, the Company's non-employee directors receive cash compensation of $1,250 per quarter for their services as directors, and are reimbursed for all reasonable out-of-pocket expenses incurred in connection with each board of directors meeting attended. In addition, 20,000 (post-split) qualified stock options were granted to each non-employee director on May 6, 2003.

Employment Agreements
---------------------
Nestor Traffic Systems ("NTS") agreed to pay David Fox, its former Chief Executive Officer, an annual salary of $250,000, with a severance payment of $250,000 in the event that his employment with NTS was terminated. Mr. Fox was terminated in June of 2002. Pursuant to the terms of his agreement with NTS, as the result of his termination he is entitled to receive $250,000, payable in twenty-four equal monthly installments, and continuation of company provided employee benefits. During 2002, Mr. Fox received severance payments from NTS totaling $57,291.

The Company has agreed to pay Nigel Hebborn, its President and CFO, and Douglas Reilly, former President & CEO of NTS, annual salaries of $180,000 effective
July 1, 2002. Each officer is entitled to severance payments, including continuation of employee benefits, of six months if terminated for reasons other than cause and twelve months if terminated as a result of a change in control of the Company. Mr. Reilly's employment was terminated on April 10, 2003.

On May 6, 2003, The Board approved a recommendation of the Compensation Committee to pay William B. Danzell, the Company's Chief Executive Officer, an annual salary of $250,000 and standard employee benefits effective April 1, 2003.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------
The Management Compensation Committee of the board of directors consists of Messrs. Krasne, Marbut, and Wiener. None of these individuals had any contractual or other relationships with the Company during the fiscal year ended December 31, 2002 except as directors. The members of the Company's Management Compensation Committee do not receive compensation for their services as Management Compensation Committee members. No interlocking relationship exists between any member of the Management Compensation Committee and any member of any other Company's board of directors or compensation committee.

Certain Relationships and Related Transactions
----------------------------------------------
In connection with the Silver Star Partners I, LLC financing closed in April 2003; Silver Star has the right to designate a majority of the members of the Board.

In connection with the merger of Nestor Traffic Systems, Inc. on September 12, 2001, the Company entered into a Stockholders' Agreement with NTS Investors, LLC and Alan M. Wiener, Alvin J. Siteman and Robert M. Carroll, who are directors and stockholders of the Company, (See "Security Ownership of Certain Beneficial Owners and Management") pursuant to which these stockholders have the right, from and after the effective time of the merger, to designate individuals to serve as directors of the Company in accordance with the following, as adjusted to reflect the new capital structure of the Company:

     o NTS Investors shall be entitled to designate one-ninth of the members of the Company's board of directors if NTS Investors and its affiliates own less than 15% but more than 5% of the Company's Common Stock;

The parties also agreed that if the Company's board of directors is enlarged beyond nine members, each of NTS Investors, Messrs. Wiener, Siteman and Carroll shall be given the right to designate an additional number of directors proportionate to the number of directors each of them had previously designated. As the Board has been reduced to five members, only the NTS Investors right to designate one director remains.

So long as Wand/Nestor Investments L.P. ("Wand") or its affiliates owns or controls greater than 5% of the outstanding Common Stock of the Company, it would continue to maintain its right to propose two candidates for election to the Company's board pursuant to the Securities Purchase Agreement, dated as of March 7, 1986. As of April 15, 2003, Wand owned less than 5% of the outstanding Common Stock of the Company, and has waived any future right to propose directors.

REMOVAL OF DIRECTORS. Any director designated and elected pursuant to the Stockholders Agreement may only be removed by the board of directors for cause. In such event or in the event that any director, originally designated pursuant to the Stockholders Agreement, for any reason ceases to serve as a member of the board of directors during such director's term of office, the resulting vacancy shall be filled by an individual recommended by either NTS Investors, Messrs. Wiener, Siteman or Carroll, as applicable, subject to the approval of the board of directors consistent with its fiduciary duties to the Company's stockholders.

COVENANT TO VOTE. Prior to the Silver Star financing which was closed April 16, 2003, the parties to the Stockholders' Agreement agreed to vote all shares of Common Stock owned or held of record by each of them at all annual or special meetings in favor of, or to take all actions by written consent in lieu of such a meeting, necessary to ensure: (i) the election as members of the board of directors of those individuals so designated by each of NTS Investors, Messrs. Wiener, Siteman and Carroll in accordance with and to otherwise effect the intent of the provisions of the Stockholders Agreement; and (ii) that the Company maintains a nine (9) member board of directors. However, as a result of the Agreement with Silver Star, the Board has been reduced to five members and only the NTS Investors group has the right, aside from Silver Star, to designate a director.

TERM. The Stockholders'  Agreement shall terminate upon the earlier to occur of:
(i) four years after the effective date of the merger; or (ii) the date on which NTS Investors, LLC (and its affiliates) own less than five percent of the Company's outstanding stock; provided that the Stockholders' Agreement shall terminate with respect to any stockholder who is a party when such stockholder and/or his affiliates no longer own any shares of Company Common Stock. As of April 15, 2003, NTS Investors LLC owned less than 15% of the outstanding stock of the Company.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and any other equity securities of the Company. To the Company's knowledge, based solely upon a review of the forms, reports, and certificates furnished to the Company by such persons with respect to the fiscal year ended December 31, 2002, all such reports with respect to such fiscal year were filed on a timely basis. Subsequent to the consummation of the first and second closings of the financing transaction between the Company and Silver Star, each of (i) Silver Star, (ii) William B. Danzell, (iii) Stephen Marbut and (iv) Robert Krasne inadvertently filed an initial statement of beneficial ownership on Form 3 late, and a statement of changes in beneficial ownership on Form 4 late.

                                  OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the annual meeting. However, if any other matter should properly come before the annual meeting, the persons entitled to vote on that matter would be given the opportunity to do so.

Householding
------------
The Securities and Exchange Commission recently adopted amendments to its proxy rules, which permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company is not householding proxy materials for its shareholders of record in connection with its 2002 Annual Meeting. Additionally, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of the Company stock through a broker or bank that has determined to household proxy materials:

     o Only one annual report and proxy statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

     o You can contact the Company by calling (401) 434-5522 or by writing Chief Financial Officer, Nestor, Inc., 400 Massasoit Avenue, Suite 200, East Providence, RI 02914 to request a separate copy of the annual report and proxy statement for the 2002 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

     o You can request delivery of a single copy of annual reports or proxy statements from your bank or broker if you share the same address as another Company shareholder and your bank or broker has determined to household proxy materials.

The above notice and proxy statement are sent by order of the Board of Directors.



/s/ Herbert S. Meeker
-----------------------------
Herbert S. Meeker
Secretary

East Providence, Rhode Island
May 30, 2003

PROXY CARD
----------                        NESTOR, INC.

PROXY:      This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Nigel Hebborn and William Danzell, and each of them (with the full power of substitution), proxies for the undersigned to represent and to vote, as designated on this proxy card, all shares of Common Stock, par value $.01 per share, and all shares of Series B Convertible
Preferred Stock, par value $1.00 per share, of Nestor, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the annual meeting of the Company's stockholders to be held on June 26, 2003, and at any and all adjournment or postponement thereof.

     The Board of Directors recommends a vote "FOR" Proposal 1.

1. Election of Directors to serve for a term expiring at the next annual meeting of stockholders

     Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

     NOMINEES:  William B. Danzell, David N. Jordan, Robert M. Krasne,
                Stephen H. Marbut, and David A. Polak.

     FOR all nominees listed except as noted to the contrary:  _________________

     WITHHOLD AUTHORITY to vote for all nominees listed:  ______________________

2 In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1.

The undersigned hereby acknowledges receipt of a copy of the notice of the meeting of stockholders and of the related proxy statement.

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

SIGNATURE:______________________________________________________________________

PRINT NAME/TITLE:_______________________________________________________________

DATE:___________________________________________________________________________

IMPORTANT: Please date and sign as your name appears above and return in the enclosed envelope. When signing as executor, administrator, trustee, guardian, etc., please give full title as such. If the stockholder is a corporation, the proxy should be signed in full corporate name by a duly authorized officer whose title is stated.